Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

May 5, 2014

by and among

ORCHIDS MEXICO (DE) HOLDINGS, LLC

FABRICA DE PAPEL SAN FRANCISCO, S.A. DE C.V.

and

ORCHIDS PAPER PRODUCTS COMPANY

Exhibits

Exhibit A	Supply Agreement
Exhibit B	Equipment Lease

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 5, 2014, is entered into by and among Orchids Mexico (DE) Holdings, LLC, a Delaware limited liability company (“Purchaser”),  Fabrica de Papel San Francisco, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Seller”), and Orchids Paper Products Company, a Delaware corporation (“Orchids US”), with Orchids US joining this Agreement solely with respect to Article VI and Article VII.

RECITALS

WHEREAS, in addition to its business operations in Mexico, Seller is engaged in the business of directly or indirectly manufacturing, producing, marketing, selling and distributing paper tissue finished products to or for customers in the United States (the “U.S. Business”);

WHEREAS, Seller is the owner of the Paper Assets (as defined below), which are utilized by Seller in conducting the U.S. Business;

WHEREAS, Seller desires to sell the Paper Assets and certain other assets of Seller relating to the U.S. Business, and Purchaser desires to purchase such assets, upon the terms and conditions set forth herein; and

WHEREAS, Purchaser is a wholly owned subsidiary of Orchids US, and Purchaser, Seller and Orchids US desire that Orchids US join this Agreement solely with respect to Article VI and Article VII and the covenants contained therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

Section 1.1            Definitions.  As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.5(a).

“Action” means any claim, action, suit, audit, assessment, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided that such Person shall be deemed an Affiliate for only so long as such control exists.  For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Ancillary Agreements” has the meaning specified in Section 3.2(d)(vii).

“Basket Amount” has the meaning specified in Section 10.4(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Mexico are authorized or required by Law to close.

“Cap” has the meaning specified in Section 10.4(a).

“Change of Control” has the meaning specified in Section 6.10(g).

“Closing” has the meaning specified in Section 3.2.

“Closing Date” has the meaning specified in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Damages” means all losses, damages and other costs and expenses.

“Deloitte” means Deloitte & Touche, Seller’s auditor.

“Direct Claim” has the meaning specified in Section 10.5(c).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Material.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment Lease” has the meaning specified in Section 3.2(c)(v).

“Escrow Agent” means UBS Bank or such other escrow agent mutually agreed upon by the parties hereto (and its successor).

“Escrow Agreement” has the meaning specified in Section 3.2(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning specified in Section 4.5.

“Fundamental Representations” has the meaning specified in Section 10.1.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any employee or officer of a government of a country, state or region, including any federal, regional or local government or department, agency, enterprise owned or controlled by such government, any official of a political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, an any candidate for political office.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Governmental Permit” has the meaning specified in Section 4.15(a).

“Hazardous Material” means any (i) pollutant, contaminant or chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, or (vi) other substance, material or waste, in each case, that is regulated under any Environmental Law.

“Incumbent Directors” has the meaning specified in Section 6.10(g).

“Indebtedness” of Seller as of any date means (a) all indebtedness of Seller for borrowed money, together with accrued and unpaid interest thereon, required to be reflected as indebtedness on a balance sheet of Seller as of such date prepared in accordance with GAAP, and (b) any indebtedness of the types described in clause (a) guaranteed, directly or indirectly, in any manner by Seller.

“Indemnification Escrow Account” means the account in which the Escrow Agent holds the Indemnification Escrow Amount pursuant to this Agreement and the Escrow Agreement.

“Indemnification Escrow Amount” means 125,896 shares of Orchids Common Stock, having an aggregate fair market value equal to $3,670,000 based on the average closing trading price of Orchids Common Stock as reported by the NYSE:MKT stock exchange over the thirty (30) trading days ending on the trading day immediately preceding the date of this Agreement.

“Indemnification Escrow Termination Date” means the date that is twenty-four (24) months following the Closing Date.

“Indemnified Party” has the meaning specified in Section 10.5.

“Indemnifying Party” has the meaning specified in Section 10.5.

“Intellectual Property” means all (i) patents (including all reissues, reexaminations, divisions, continuations in part and extensions thereof), utility models, patent applications and disclosures docketed, patent continuations, and shop rights (“Patents”), (ii) trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights (“Trademarks”), (iii) trade names, brand names, logos and slogans, (iv) Know-how, (v) proprietary rights in trade dress and packaging, and (vi) shop rights, mask works, domain names, copyrights, inventions, industrial designs, service marks and all other intellectual property rights, in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement.

“Interim Financial Statements” has the meaning specified in Section 4.5.

“Know-how” means specialized knowledge (including product knowledge and use and application knowledge), formulae, product formulations, processes, designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer databases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, technical expertise, research data, trade secrets, patterns, market surveys and all promotional literature, customer and supplier lists and similar data.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.16.

“Lien” means any mortgage (hipoteca), industrial mortgage (hipoteca industrial), deed of trust, pledge, hypothecation, encumbrance, security interest or other lien (gravamen) or security (garantía) of any kind.

“Lock-Up Agreement” has the meaning specified in Section 3.2(d)(vii).

“Material Adverse Effect” means a material adverse effect on (a) the Purchased Assets or the U.S. Business or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Seller and its Affiliates operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any changes in financial or securities markets in general; and (v) any change in applicable Laws or GAAP or any interpretation thereof; and (vi) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required or contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Seller compared to other participants in the industries in which Seller conducts its business.

“Mexico” means the United Mexican States.

“Orchids Common Stock” has the meaning specified in Section 3.1.

“Orchids US” has the meaning specified in the Preamble hereto.

“Organizational Documents” means, with respect to any particular entity, its articles of incorporation (acta constitutiva) and bylaws (estatutos sociales), or the equivalent thereof.

“Paper Assets” means the following equipment located at Seller’s facility in Mexicali, Baja California, Mexico:

(i) one Manchester 94” Tissue Machine, Age: 1999, Production: 47 Tons/day (24/7), including: Mixing Tank, Refiner, Machine Tank, Elevated Tank; (3) Nash Vacuum Pumps 300 HP, 250 HP, 200 HP; Mecfab Head Box; Valmet Yankee Dryer (S/N: 2003) 144” Dia. x 106” Wide 50.8 mm Thickness; Gas Dryer Hood Over Yankee Roller 8.9 Million BTU/hr; Measurex Profiling System; Manchester Rewinder; Black Clawson Slitter; (2) Ingersoll Rand Air Compressors (100 HP, 150 HP); Ingersoll Rand Air Dryer; and all components and ancillary items.

(ii) one Perini 6.5 Sincro 106” Toilet Roll/Kitchen Roll Line (H03), Age: 1999, Serial Number 40077, with Speed 650m/min., 35 Logs/min., including: (2) Perini 4810 Unwinders (SIN: 40079,40080), (1) Perini 4901 Laminator Embosser - Steel to Rubber (S/N:

40078); (1) Casmatic 6633 Bander; (2) Perini Accumulators - capacity 350 Logs; (2) Perini 175 E Log Saws (S/N: 40083,40084); (1) Casmatic PAC 602 RT Wrapper (S/N: 5218, 8137); (2) Casmatic 110 Wrappers (S/N: 5781, 5782); (1) Casmatic In/Super H Bundler (S/N: 8317/5740); (1) PCMC M2733 Coremaker; (1) Perini Core Hopper; Conveyors; and all components and ancillary items.; and

(iii) one Perini 6.5 Sincro 106” Toilet Roll/Kitchen Roll Line (H05), Age: 2003, Serial Number 42557, with Speed 650m/min., 35 Logs/min., including: (2) Perini 387 Unwinders; (1) Perini 472 Embosser - Steel to Rubber; (1) Perini 472 Laminator Embosser - Steel to Rubber (S/N: 42559); (1) Casmatic 6633 Bander - Age: 2003; (1) Perini 510 Accumulator (S/N: 42563); (1) Perini 175 E Log Saws; (1) Casmatic Diverter; (1) Casmatic PAC CMW 424 Wrapper; (1) Casmatic CMB 202 Bundler (S/N: 8351/5497) - Age: 2003; (1) Perini 280 Coremaker; (1) Perini Core Hopper; Conveyors; and all components and ancillary items.

“Patents” has the meaning specified in the definition of Intellectual Property.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable, (ii) Liens for Taxes not yet due and payable, and (iii) other Liens arising in the ordinary course of business that are not incurred in connection with the borrowing of money, in each case as set forth on Schedule 1.1(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.

“Purchase Price” means US$12,000,000.

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchased Customer Contracts” has the meaning specified in Section 2.1(c).

“Purchaser” has the meaning specified in the Preamble hereto.

“Purchaser Cure Period” has the meaning specified in Section 11.1(c).

“Purchaser Indemnitees” has the meaning specified in Section 10.2.

“Registration Rights Agreement” has the meaning specified in Section 3.2(c)(vi).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remaining Indemnification Escrow Amount” has the meaning specified in Section 10.7.

“Restricted Business” means the direct or indirect manufacture, production, marketing, sale and distribution of tissue products.

“Restricted Period” has the meaning specified in Section 6.10(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sales Representatives” has the meaning specified in Section 4.21(b).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Financial Statements” has the meaning specified in Section 6.13(a)(iv).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” has the meaning specified in the Preamble hereto.

“Seller Cure Period” has the meaning specified in Section 11.1(b).

“Seller Designee” has the meaning specified in Section 7.1.

“Seller Indemnitees” has the meaning specified in Section 10.3.

“Stock Consideration” has the meaning specified in Section 3.1.

“Subsidiary” means, with respect to a Person, a corporation, limited liability company or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Supply Agreement” has the meaning specified in Section 3.2(c)(iv).

“Surviving Provisions” has the meaning specified in Section 11.2.

“Taxes” means all federal, state, local, foreign and other taxes (including withholding taxes), customs, duties, imposts and other similar governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto.

“Terminating Purchaser Breach” has the meaning specified in Section 11.1(c).

“Terminating Seller Breach” has the meaning specified in Section 11.1(b).

“Termination Date” has the meaning specified in Section 11.1(b).

“Termination Fee Escrow Account” means the account in which the Escrow Agent holds the Termination Fee Escrow Amount pursuant to the Supply Agreement and the Escrow Agreement.

“Termination Fee Escrow Amount” has the meaning specified in the Supply Agreement.

“Territory” means the United States of America and its territories and possessions.

“Third Party Claim” has the meaning specified in Section 10.5(a).

“Title Documents” has the meaning specified in Section 3.2(b).

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“U.S. Business” has the meaning specified in the preamble.

“U.S. Business Audited Financial Statements” has the meaning specified in Section 6.13(a)(i).

“U.S. Business Unaudited Financial Statements” has the meaning specified in Section 6.13(a)(iv).

“U.S. Customers” means customers of the U.S. Business.

“U.S. Customer List” means a list of all U.S. Customers of Seller and its Affiliates from January 1, 2013 to the date hereof, with sufficient detail, including (i) customer names and contact information, (ii) sales and volume per customer (A) during the twelve months ended December 31, 2013 and (B) from January 1, 2014 through the date hereof, (iii) an overview of products purchased by each customer and (iv) length of customer relationship.

“U.S. Trademarks” has the meaning specified in Section 4.17(a).

“Year-End Financial Statements” has the meaning specified in Section 4.5.

Section 1.2            Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Exhibit” or “Schedule” refer to the specified Exhibit or Schedule to this Agreement; (vi) the word “including” shall mean “including, without limitation,”; (vii) the word “or” shall be disjunctive but not exclusive; and (viii) “US$” shall mean U.S. Dollars, the lawful currency of the United States of America.

(b)           References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)           References to statutes shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the applicable statute or regulation.

(d)           The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto.

(e)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3            Knowledge.  As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of Seller, Mario Armando Garcia Franco and Arturo Cruz, and in the case of Purchaser, Jeffrey Schoen and Keith Schroeder.

ARTICLE II.
PURCHASE AND SALE OF ASSETS

Section 2.1            Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, on a going concern basis, free and clear of all Liens, the assets listed below (herein collectively called the “Purchased Assets”), including, without limitation, all right, title and interest of Seller in, to and under the following:

(a)           The Paper Assets;

(b)           The U.S. Customer List;

(c)           The Contracts listed on Schedule 2.1(c) (the “Purchased Customer Contracts”);

(d)           All of Seller’s and its Affiliate’s open customer purchase orders with U.S. Customers relating to products that have not been shipped as of the Closing Date (including all rights to payment with respect to such open purchase orders), but excluding any such purchase orders to the extent that customers have prepaid for products; and

(e)           All Governmental Permits necessary to own and use the Paper Assets and other Purchased Assets set forth herein, including those listed in Schedule 4.15, if any; and

Section 2.2            Excluded Assets.  Purchaser is purchasing only the Purchased Assets and is not purchasing any other assets of Seller.

Section 2.3            No Assumption of Liabilities.  Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller or Seller’s Affiliates, direct or indirect, known or unknown, absolute or contingent (including each and every liability and obligation of Seller relating to the Purchased Assets arising from events occurring on or prior to the Closing Date), other than obligations to fulfill open customer purchaser orders that are included in the Purchased Assets (with respect to which Purchaser shall have all rights to payment).

ARTICLE III.
PURCHASE PRICE; CLOSING

Section 3.1            Purchase Price.  Upon the terms and subject to the conditions contained herein, as consideration for the Purchased Assets, Purchaser shall pay to Seller, on the Closing Date and in the manner specified in Section 3.2(a), 411,650 shares of common stock, par value US$0.001 per share, of Orchids US (“Orchids Common Stock”), having an aggregate fair market value equal to the Purchase Price based on the average closing trading price of Orchids Common Stock as reported by the NYSE:MKT stock exchange over the thirty (30) trading days ending on the trading day immediately preceding the date of this Agreement (the “Stock Consideration”).

Section 3.2            Closing.  The consummation of the purchase and sale of the Purchased Assets and the other transactions contemplated hereby (the “Closing”) shall take place via the electronic exchange of documents and signatures (or at such other place Purchaser and Seller may designate in writing) at 10:00 a.m. (central time) on the second (2nd) Business Day following the date on which all conditions set forth in Article IX shall have been fulfilled or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, date or place agreed to in writing by Purchaser and Seller (the day on which the Closing takes place being the “Closing Date”).

(a)           Payment of Purchase Price at Closing.  Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing, simultaneously with Seller’s deliveries hereunder, (i) Purchaser shall deliver to Seller the Stock Consideration, less the Indemnification Escrow Amount, in the form of one or one or more stock certificates, duly endorsed in blank or accompanied by one or more stock powers or other similar instruments duly executed in blank, effecting the transfer from Purchaser to Seller of ownership of and title to the Stock Consideration, and (ii) deposit the Indemnification Escrow Amount with the Escrow Agent.  The Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of the escrow agreement in a form to be mutually agreed upon by the parties hereto (the “Escrow Agreement”) and shall be released to Seller or Purchaser in accordance with the terms of this Agreement and the Escrow Agreement.

(b)           Delivery of Title to Paper Assets.  Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing, simultaneously with Purchaser’s deliveries hereunder, Seller shall deliver to Purchaser all certificates of title or origin (or like documents) with respect to the Paper Assets necessary to transfer title to the Paper Assets to Purchaser (collectively, the “Title Documents”), in each case duly endorsed or otherwise in sufficient form to effect the transfer of the Paper Assets to Purchaser.

(c)           Purchaser’s Additional Deliveries.  Upon the terms and subject to the conditions herein set forth, at the Closing, simultaneously with Seller’s deliveries hereunder, Purchaser shall deliver to Seller all of the following documents, certificates and instruments:

(i)            a certificate evidencing the valid existence of Purchaser, issued by the Secretary of the Purchaser, or any other authorized officer of the Purchaser, as of a date not more than ten (10) business days prior to the Closing Date;

(ii)           a certificate of an authorized officer of Purchaser certifying as to (A) the Organizational Documents of Purchaser being in full force and effect as of the Closing, with a certified copy of such Organizational Documents attached thereto, (B) resolutions having been duly and properly adopted by the appropriate governing body of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser and being in full force and effect as of the Closing, with a certified copy of such resolutions attached thereto, and (C) the incumbency and signatures of the officers of Purchaser executing this Agreement and any other documents delivered by Purchaser at the Closing;

(iii)          the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(iv)          a supply agreement between Orchids US and Seller, dated as of the Closing Date, substantially in the form of Exhibit A (the “Supply Agreement”), duly executed by Orchids US;

(v)           an equipment lease agreement, dated as of the Closing Date, substantially in the form of Exhibit B (the “Equipment Lease”), duly executed by Purchaser;

(vi)          a registration rights agreement, dated as of the Closing Date, between Orchids US and Seller, in a form reasonably acceptable to the parties, providing Seller certain registration rights regarding the Stock Consideration (the “Registration Rights Agreement”); and

(vii)         such other instruments, certificates, and documents as may be reasonably requested by Seller on the Closing Date necessary to carry out the purposes of this Agreement.

(d)           Seller’s Additional Deliveries.  Upon the terms and subject to the conditions herein set forth, at the Closing, simultaneously with Purchaser’s deliveries hereunder, Seller shall deliver to Purchaser all of the following documents, certificates and instruments:

(i)            certificates evidencing the valid existence of Seller, issued by the Secretary of the Seller, or any other authorized officer of the Purchaser, as of a date not more than ten (10) business days prior to the Closing Date;

(ii)           a certificate of authorized officers of Seller certifying as to (A) the Organizational Documents of Seller being in full force and effect as of the Closing, with a certified copy of such Organizational Documents attached thereto, (B) resolutions having been duly and properly adopted by the appropriate governing body of Seller authorizing the execution, delivery and performance of this Agreement by Seller and being in full force and effect as of the Closing, with a certified copy of such resolutions attached thereto, and (C) the incumbency and signatures of the officers of Seller executing this Agreement and any other documents delivered by Seller at the Closing;

(iii)          the Escrow Agreement, duly executed by Purchaser, Orchids US and the Escrow Agent.

(iv)          the Supply Agreement, duly executed by Seller;

(v)           the Equipment Lease, duly executed by Seller;

(vi)          the Registration Rights Agreement, duly executed by Seller;

(vii)         a lock-up agreement with a term of ten (10) years, dated as of the Closing Date, in a form mutually agreed upon by the parties hereto (the “Lock-Up Agreement”, and together with the Escrow Agreement, the Supply Agreement, the Equipment Lease and the Registration Rights Agreement, the “Ancillary Agreements”), duly executed by each of the Persons set forth on Schedule 3.2(d)(vii);

(viii)        a bill of sale providing for the transfer of the Purchased Assets from Seller to Purchaser, in a form mutually agreed upon by the parties, duly executed by Seller;

(ix)          an exclusive, royalty-free, fully paid up license from Seller to Purchaser, Orchids US and their Affiliates, in a form reasonably acceptable to Purchaser, granting Purchaser, Orchids US and their Affiliates the exclusive right to use the U.S. Trademarks in the Territory during the Restricted Period; and

(x)           such other bills of sale, import certificates (pedimento de importación), assignments and other instruments of transfer or conveyance as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Purchaser.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules to this Agreement, Seller represents and warrants to Purchaser as of the date of this Agreement, and as of the Closing Date, as follows:

Section 4.1            Organization of Seller.  Seller has been duly formed or organized and is validly existing under the Laws of Mexico.  Seller has the requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2            Due Authorization.  Seller has all requisite power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3            No Conflict.  Except as set forth on Schedule 4.3, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 or on Schedule 4.4, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, any applicable Law, the Organizational Documents of Seller, any Contract related to the Purchased Assets, or any Governmental Order applicable to Seller, or terminate or result in the termination of any Contract related to the Purchased Assets, or result in the creation of any Lien upon any of the Purchased Assets, or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.4            Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Seller with respect to Seller’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except as disclosed on Schedule 4.4.

Section 4.5            Financial Statements.  Attached as Schedule 4.5 hereto are (i) the unaudited financial statements (including balance sheets, income statements, cash flow statements and statements of stockholders’ equity), including footnotes, of the U.S. Business, as of and for the twelve-month period ended December 31, 2013 (collectively, the “Year-End Financial Statements”) and (ii) the unaudited financial statements (including balance sheets, income statements, cash flow statements and statements of stockholders’ equity) of the U.S. Business, as of and for the 3-month period ended March 31, 2014 (the “Interim Financial Statements” and, together with Year-End Financial Statements, the “Financial Statements”).  Each of the Financial Statements presents fairly, in all material respects, the consolidated financial position and results of operations, cash flows and stockholders’ equity of the U.S. Business as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Interim Financial Statements, for normal year-end adjustments).

Section 4.6            Absence of Changes.

(a)           From the date of the Year-End Financial Statements through the date of this Agreement, no event, change or circumstance has occurred that has had or would be reasonably likely to result in a Material Adverse Effect.

(b)           From the date of the Year-End Financial Statements through the date of this Agreement, Seller has, in all material respects, conducted the U.S. Business and operated the

Paper Assets and other Purchased Assets in the ordinary course of business consistent with past practice.

(c)           There has not been any action taken by Seller or any of its Subsidiaries from the date of the Year-End Financial Statements through the date of this Agreement that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 6.1.

Section 4.7            Undisclosed Liabilities.  With respect to the Purchased Assets and the U.S. Business, there is no liability, debt or obligation of, or claim against, Seller of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, obligations and claims (i) reflected or reserved for on the Financial Statements, (ii) that have arisen since the date of the Year-End Financial Statements in the ordinary course of the operation of business of Seller, (iii) disclosed on the Schedules hereto, or (iv) relating to the transactions contemplated by this Agreement.

Section 4.8            Litigation and Proceedings.  There are no pending or, to the knowledge of Seller, threatened Actions against Seller or its Affiliates that, individually or in the aggregate, would reasonably be expected to have (a) a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement, (b) a material adverse effect on the U.S. Business, (c) an adverse impact on the Purchased Assets (including, without limitation, an attachment (embargo)), or (d) a Material Adverse Effect.

Section 4.9            Legal Compliance.  (A) Seller and its Subsidiaries are in compliance in all material respects with applicable Laws with respect to the ownership and operation of the Purchased Assets and the operation of the U.S. Business, (B) neither Seller nor any of its Subsidiaries has received any written notice or claim from a Governmental Authority of a violation of applicable Law by Seller with respect to the ownership and operation of the Purchased Assets and the operation of the U.S. Business, and (C) no such notice or claim has been threatened by any Governmental Authority.

Section 4.10          Restrictions on Business Activities.  Except as set forth on Schedule Section 4.10, there is no agreement or Court Order to which Seller is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (i) any business practice of Seller or any of its Affiliates; (ii) any acquisition or sale of property (tangible or intangible) by Seller; (iii) the conduct of the U.S. Business; or (iv) the ability of Seller to engage in any line of business or to compete or do business with any Person.  Without limiting the generality of the foregoing, Seller has not (i) entered into any agreement under which Seller is restricted from selling, licensing, manufacturing or otherwise distributing any of its products to U.S. Customers, or from providing services to U.S. Customers or potential U.S. Customers or any class of U.S. Customers, during any period of time, or in any segment of the market, (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of Seller’s technology or products in the United States or with respect to any U.S. Customers or potential U.S. Customers or any class of U.S. Customers during any period of time or in any segment of the market, or (iii) entered into any agreement that will bind Purchaser or any of its Affiliates with respect to Purchaser’s or its Affiliates’ customers, products or services.  Seller is not a party to any agreement that violates any antitrust or competition Law.

Section 4.11          Contracts; No Defaults.  Other than the Purchased Customer Contracts, neither Seller nor any of its Affiliates is a party to any Contract with any U.S. Customer or otherwise with respect to the supply of customers of the U.S. Business, other than customer purchase orders entered into by Seller and its Affiliates in the ordinary course of business consistent with past practice.  The Purchased Customer Contracts and all open customer purchase orders acquired by Purchaser pursuant to Section 2.1(c) are, in each case, in full force and effect and represent the legal, valid and binding obligations of Seller or its Affiliate and the other parties thereto.  Neither the Seller or its Affiliate nor, to the knowledge of Seller, any of the other parties thereto is in breach of or default under any Purchased Customer Contract, or any open customer purchased order acquired by Purchaser pursuant to Section 2.1(c), and neither Seller nor any of its Affiliates has received any written claim or notice of material breach of or material default under any such open customer purchase order.

Section 4.12          Taxes.

(a)           Seller has timely withheld and paid to the appropriate Governmental Authorities all Taxes required to have been withheld and/or paid over in connection with the Purchased Assets, including any import taxes related to the import into Mexico of the Purchased Assets.

(b)           There are no Tax liens on the Purchased Assets.

(c)           Seller is not currently under audit or examination by a Taxing Authority that could result in the assessment of a material amount of Tax, and the Seller has received written notice from a Taxing Authority of any material unresolved Tax deficiency or assessment or an intention to commence an audit or examination.

Section 4.13          Brokers’ Fees.  Except as set forth on Schedule 4.13, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.

Section 4.14          Insurance.  Schedule 4.14 contains a summary description of all material insurance policies (the “Insurance Policies”) held by Seller or any of its Affiliates with respect to the Paper Assets, as of the date of this Agreement covering the current period.  True, correct and complete copies of the declarations of coverage with respect to the Insurance Policies have been previously made available to Purchaser.

Section 4.15          Governmental Permits.

(a)           Schedule 4.15 sets forth a list and brief description of each license, permit, approval and other authorizations from a Governmental Authority which are necessary to entitle Seller to own or lease, operate and use the Purchased Assets or to operate the U.S. Business (herein collectively called “Governmental Permits”) except for such Governmental Permits as to which the failure to own, hold or possess would not have a material adverse effect on the Purchased Assets or the U.S. Business.

(b)           Seller has performed its obligations under each Governmental Permit, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit.  Each Governmental Permit is valid, subsisting and in full force and effect and may be assigned and transferred to Purchaser in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

Section 4.16          Real Property.  Schedule 4.16 lists, as of the date of this Agreement, all owned real property at which the Paper Assets are located (the “Owned Real Property”).  Except as set forth on Schedule 4.16, Seller has good and valid fee simple title to all Owned Real Property, free and clear of all Liens except for Permitted Liens, and as of the date hereof, there are no pending or, to the knowledge of Seller, threatened Actions (A) relating to a condemnation action affecting any Owned Real Property or (B) materially and adversely affecting the current use or occupancy of the Owned Real Property.  To the knowledge of Seller, no portion of the Owned Real Property, or any building or improvement located thereon, violates any Law, except where such violations would not result in a material adverse effect on the ability to own or operate the Paper Assets.

Section 4.17          Intellectual Property.

(a)           Schedule 4.17 sets forth an accurate and complete list (together with registration numbers, the date granted or applied for, and the expiration date and status thereof) of all Trademarks that are used by Seller and its Affiliates in the U.S. Business (the “U.S. Trademarks”).

(b)           Other than the U.S. Trademarks, Seller and its Affiliates do not own or license any other Intellectual Property that is necessary for the operation of the Purchased Assets or the U.S. Business;

(c)           Seller represents and warrants that: (a) it or its Affiliate is the lawful registrant and owner of each of the U.S. Trademarks; (b) to the knowledge of Seller, there are no liabilities of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise relating to the U.S. Trademarks or other trademark rights being transferred to Purchaser; (c) to the knowledge of Seller, the U.S. Trademarks or other trademark rights being transferred to Purchaser do not infringe upon the rights of any third party; and (d) the facts underlying the registrations with respect to the U.S. Trademarks are accurate and complete.

(d)           Seller represents and warrants that neither the Purchased Assets, Purchaser’s use of the Purchased Assets, nor Seller’s performance of any services with respect to the Purchased Assets or its other responsibilities under this Agreement, or any part thereof, will infringe, or constitute an infringement or misappropriation of, any Intellectual Property rights or other proprietary right or title to such right of a third party, including but not limited to any infringement of any patent applications or issued patents registered with any Governmental Authority.

Section 4.18          Environmental Matters.

(a)           Seller and its Affiliates are currently and have been in material compliance with all Environmental Laws with respect to the operation of the Paper Assets and the facilities at which the Paper Assets are located and have not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, in each case, related to the operation of the Paper Assets and the facilities at which the Paper Assets are located, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.  Seller does not have any material Liability under any Environmental Law with respect to the operation of the Paper Assets or the facilities at which the Paper Assets are located.

(b)           (i) Seller has obtained and is in material compliance with all Environmental Permits necessary for the ownership and operation of the Paper Assets, and (ii) Seller and its Affiliates have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Schedule 4.18(b)) necessary for the conduct of the U.S. Business, and in each case all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and to the knowledge of Seller, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership and operation of the Purchased Assets.

(c)           There has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the Paper Assets or the U.S. Business or any real property at which the Paper Assets are located, and neither Seller nor any of its Affiliates has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Paper Assets (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or the terms of any Environmental Permit by, Seller or its Affiliates.

(d)           Schedule 4.18(d) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller and its Affiliates at any facility where the Paper Assets are currently, or were previously, located.

(e)           As of the date of this Agreement, Seller and its Affiliates have obtained and are in material compliance with all permits required under applicable Environmental Laws necessary for the operation of the Paper Assets in the manner in which they are operated as of the date hereof and to conduct of the U.S. Business by Seller and its Affiliates as conducted as of the date hereof.  There are no written claims or notices of violation pending or, to the knowledge of Seller, threatened, against Seller or any of its Affiliates alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not have a material adverse effect on the operation of the Paper Assets or the conduct of the U.S. Business.  Seller does not have any material Liability under any Environmental Law.

(f)            Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)           Seller has provided or otherwise made available to Purchaser and listed in Schedule 4.18(g): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Paper Assets, the facility where the Paper Assets are currently or were previously located, and the U.S. Business, which are in the possession or control of Seller or its Affiliates related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)           Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, operation, performance or use of the Paper Assets.

Section 4.19          Title to Property; Sufficiency of Assets.

(a)           Except as set forth in Schedule 4.19, Seller has good and marketable title to all of its respective Purchased Assets, free and clear of all Liens.

(b)           Upon delivery by Seller on the Closing Date of the Title Documents and any other instruments of transfer contemplated by Section 3.2(d), Seller will thereby transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens.

Section 4.20          Condition of Assets.  The Paper Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.21          Customers and Brokers.

(a)           The U.S. Customer List contains a complete and accurate list of all U.S. Customers of Seller and its Affiliates from January 1, 2013 to the date hereof, with complete and accurate details for each such customer, including (i) customer names and contact information, (ii) sales and volume per customer (A) during the twelve months ended December 31, 2013 and (B) from January 1, 2014 through the date hereof, (iii) an overview of products purchased by each customer and (iv) the length of each customer relationship.  Except as set forth on Schedule 4.21(a), there has been no adverse change in the business relationship with any U.S. Customer set forth on the U.S. Customer List and no threat or indication that any such change is reasonably foreseeable.

(b)           Schedule 4.21(b) contains a complete and accurate list of (i) all brokers,  sales representatives, distributors and other agents (“Sales Representatives”) who have marketed, sold or manufactured products to U.S. Customers of Seller and its Affiliates from January 1, 2013 through the date hereof, showing for each such Sales Representative (i) the total sales by each such Sales Representative and total commissions or other fees paid to such Sales Representatives (A) during the twelve months ended December 31, 2013 and (B) from January 1, 2014 through the date hereof, and (ii) a list of the U.S. Customers to which such Sales Representative has sold products for Seller and its Affiliates and the amount of such sales (A) during the twelve months ended December 31, 2013 and (B) from January 1, 2014 through the date hereof. There has been no adverse change in the business relationship with any Sales Representative named in Schedule 4.21(a) and no threat or indication that any such change is reasonably foreseeable.

Section 4.22          Anti-Corruption Laws; Certain Payments.

(a)           Seller and its Affiliates, and each of its and their respective directors, officers, employees and Persons acting on its or their behalf, have at all times complied with applicable anti-bribery and corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the local anti-bribery and corruption laws of the countries in which Seller and its Affiliates have done or currently do business.

(b)           Neither Seller or any of its Affiliates, nor any of their respective directors, officers, employees or Persons acting on their behalf, have made, promised, or offered to make any payment or transfer of anything of value or any other advantage directly or indirectly through a representative, intermediary agent or otherwise: (i) to any Government Official; (ii) to any political party; or (iii) to any other Person for the purpose of improperly influencing any act, omission to act, or decision of such official, political party or individual or securing an improper advantage to assist Seller or any of its Affiliates in obtaining or retaining business.

(c)           Other than customary and reasonable business entertainment not in violation of applicable Law, neither Seller or any of its Affiliates, nor any of their respective directors, officers, employees or Persons acting on its or their behalf have received, directly or indirectly, anything of value including, but not limited to, any rebates, payments, commissions, promotional allowances or any other economic benefits or advantages, regardless of their nature or type, from any third party, including any customer or supplier or employee or agent of any customer or supplier, who was, is or may be in a position to assist Seller or any of its Affiliates in gaining any improper business advantage, including any actual or proposed transaction.

(d)           Neither Seller or any of its Affiliates, nor any their directors, officers, employees or agents have, directly or indirectly, (a) made or received any payment that was not legal to make or receive under both U.S. law and the applicable Law in the jurisdictions where such payment was made and received; (b) created or used any “off-book” bank or cash account or “slush fund”; (c) used any corporate funds for contributions, gifts, entertainment, or other expenses related to political activity that would be unlawful under United States law or the applicable Law where such corporate funds were used; (d) given or received any illegal discounts or rebates or any other violation of the antitrust Laws of the United States or any similar foreign Law, including Mexican law; or (e) engaged in any conduct constituting a violation of the U.S. Foreign Corrupt Practices Act of 1977 and the regulations promulgated thereunder, or other applicable anti-bribery or corruption law.

(e)           To the Knowledge of Seller, no action, suit, investigation or proceeding relating to clauses (a) through (d) above is pending before any Governmental Authority nor is any such action, suit, investigation or proceeding threatened in writing.

Section 4.23          Acquisition for Investment.  Seller is an accredited investor as defined in Rule 501 under the Securities Act.  Seller acknowledges that it (i) has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in Orchids Common Stock, (ii) is able to bear the economic risks associated with an investment in Orchids Common Stock, and (iii) can bear a total loss of such investment therein. Seller acknowledges that Purchaser has made available to Seller the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Purchaser concerning Orchids Common Stock and to obtain any additional information desired by Seller with respect to Purchaser and its Subsidiaries. The acquisition by Seller of any shares of Orchids Common Stock pursuant to the terms of this Agreement or the transactions contemplated hereby shall be for its own account and not with a view to or for sale in connection with the distribution thereof, or with any present intention of distributing or selling such Orchids Common Stock. Seller understands and agrees that the any Orchids Common Stock acquired by Seller pursuant to the terms of this Agreement or the transactions contemplated hereby may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under without registration under the Securities Act or any state securities Laws, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under the Securities Act and subject to compliance with applicable state and foreign securities Laws, in each case, to the extent applicable.

Section 4.24          Restricted Securities.

(a)           Seller understands that any shares of Orchids Common Stock that Seller acquires pursuant to the terms of this Agreement or the transactions contemplated hereby will not be registered as of the Closing under the Securities Act or any state securities Laws, by reason of a specific exemption from the registration provisions thereof which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that any shares of Orchids Common Stock that Seller acquires pursuant to the terms of this Agreement or the transactions contemplated hereby will be “restricted securities” under applicable United States federal and state securities Laws and that, pursuant to these laws, Seller must hold indefinitely any shares of Orchids Common Stock that it acquires pursuant to the terms of this Agreement or the transactions contemplated hereby, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 promulgated thereunder, and subject to compliance with applicable state and foreign securities Laws, in each case, to the extent applicable. As a result, Seller acknowledges that the certificates evidencing Orchids Common Stock that Seller acquires pursuant to the terms of this Agreement will bear the following legend or a similar legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OF SUCH LAWS OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, QUALIFIED AS AN EXEMPT TRANSACTION UNDER THE ACT AND SUCH LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”

(b)                                 Seller understands that no U.S. federal or state agency or any Governmental Authority has passed upon or made any recommendation or endorsement of any shares of Orchids Common Stock that Seller acquires pursuant to the terms of this Agreement.

Section 4.25                             No General Solicitation.  Seller acknowledges that any shares of Orchids Common Stock that Seller acquires pursuant to the terms of this Agreement were not acquired as a result of or subsequent to any general or public solicitation, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Seller or its Affiliates was invited by any of the foregoing means of communication.

Section 4.26                             Full Disclosure.  No representations or warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Schedules to this Agreement, Purchaser represents and warrants to Seller as of the date of this Agreement as follows:

Section 5.1                                    Organization of Purchaser.  Purchaser has been duly formed or organized and is validly existing under the Laws of the jurisdiction of its formation and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The copies of the Organizational Documents of Purchaser previously delivered by Purchaser to Seller are true, correct and complete.  Purchaser is duly licensed or qualified to do business and in good standing in each jurisdiction in which the ownership of its properties or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.2                                    Due Authorization.  Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3                                    No Conflict.  Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5, the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, any applicable Law, the Organizational Documents of Purchaser, any Contract to which Purchaser is a party or pursuant to which Purchaser may be bound, or any Governmental Order applicable to Purchaser, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties or assets of Purchaser, or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.4                                    Litigation and Proceedings.  There are no pending or, to the knowledge of Purchaser, threatened Actions against Purchaser that, if determined adversely, would reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.  There is no unsatisfied judgment or any open injunction binding upon Purchaser that would reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

Section 5.5                                    Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of Seller contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Purchaser with respect to Purchaser’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6                                    Brokers’ Fees.  Except as set forth on Schedule 5.6, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates.

Section 5.7                                    Orchids Common Stock.  The Stock Consideration, when delivered to Seller in accordance with the terms and conditions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. Assuming the accuracy of the representations of Seller set forth in this Agreement, the Stock Consideration will be issued in compliance with all applicable federal and state securities laws.

ARTICLE VI.
COVENANTS OF SELLER

Section 6.1                                    Conduct of Business.

(a)                                 From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, Seller shall (i) operate and carry on the U.S. Business only in the ordinary course and substantially as presently operated, (ii) keep and maintain the Paper Assets in good operating condition and repair and maintain the Purchased Assets in the manner maintained as of the date hereof, (iii) and use its best efforts consistent with good business practice to preserve the goodwill of the U.S. Customers, the Sales Representatives and others having business relations with the U.S. Business.  Without limiting the generality of the foregoing, except as set forth on Schedule 6.1(a) or as consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Seller shall not, and shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(i)                                     change or amend its organizational documents;

(ii)                                  enter into any Contract with respect to the Purchased Assets or with any U.S. Customer (other than entering into customer purchase orders in the ordinary course of business consistent with past practice);

(iii)                               sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of the Purchased Assets;

(iv)                              allow to expire or lapse any insurance policy with respect to the Paper Assets or the U.S. Business;

(v)                                 settle or compromise, or agree to settle or compromise, any Action (whether or not commenced prior to the date of this Agreement) involving the Purchased Assets;

(vi)                              delay or accelerate the invoicing of U.S. Customers or the collection of accounts receivable from U.S. Customers;

(vii)                           allow the levels of raw materials, supplies, packaging, work-in-process or other material included in the inventory of Seller and used in the U.S. Business to vary in any material respect from the levels customarily maintained;

(viii)                        make any change in any method of accounting or accounting practice;

(ix)                              adopt a plan of complete or partial liquidation, dissolution or recapitalization; or

(x)                                 enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1(a).

Section 6.2                                    Notification by Seller of Certain Matters.  From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, Seller will promptly advise Purchaser in writing of (i) any adverse change in the condition of the Purchased Assets or the U.S. Business, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.3                                    Inspection.

(a)                                 From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Seller by third-parties that may be in Seller’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided that Seller shall use its commercially reasonable efforts to provide such information in a manner that does not result in any breach of such confidentiality obligations or similar restrictions or any loss of attorney-client or other privilege), Seller shall afford to Purchaser and its Affiliates and their respective accountants, counsel and other representatives reasonable access, during normal business hours, upon reasonable advance notice, and in such manner as to not interfere with the normal operation of the business of Seller, to all of its properties, books, Contracts, commitments, Tax returns, records related to the Purchased Assets or the U.S. Business, including access to appropriate officers and employees, and shall furnish Purchaser and its Affiliates and their representatives with all financial and operating data and other information concerning the Purchased Assets and the U.S. Business as Purchaser or any of such representatives may reasonably request.

(b)                                 For the avoidance of doubt, all information obtained by Purchaser and its representatives pursuant to this Section 6.3 shall be subject to the provisions of the Confidentiality Agreement.

Section 6.4                                    Exclusive License to Use the U.S. Trademarks in the Territory.  At the Closing, Seller shall, and if applicable shall cause its Affiliates to, issue to Purchaser, Orchids US and their Affiliates an exclusive, royalty-free, fully paid up license from Seller to Purchaser, Orchids US and their Affiliates, in a form reasonably acceptable to Purchaser, granting Purchaser, Orchids US and their Affiliates an exclusive right to use the U.S. Trademarks in the Territory during the Restricted Period.

Section 6.5                                    No Solicitations.

(a)                                 From the date hereof through the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the U.S. Business; (ii) the issuance or acquisition of shares of capital stock or other equity securities with respect to the U.S. Business; (iii) the sale, lease, exchange or other disposition of any of the Purchased Assets or any other properties or assets of Seller and its Subsidiaries that are used in the U.S. Business, including through a joint venture or (iv) any similar transaction.

(b)                                 In addition to the other obligations under this Section 6.5, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller, any of its Affiliates, or its or their respective Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                                  Seller acknowledges that a breach of this Section 6.5 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach of this Section 6.5 Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to specific performance or any other equitable relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 6.6                                    Insurance Matters.  Seller shall continue to carry and maintain insurance policies (including the Insurance Policies) covering the Paper Assets from and after the Closing through the date of termination or expiration of the Equipment Lease at coverage levels greater than or equal to the coverage levels described in the Insurance Policies.

Section 6.7                                    Interim Financial Statements.  From the date hereof until the Closing Date, Seller shall prepare and deliver to Purchaser, within twenty-five (25) days of the applicable month end, monthly financial statements with respect to the U.S. B, to be in scope and detail mutually agreed upon by the parties.

Section 6.8                                    Installation of Equipment.  Following the Closing Date, Seller shall be responsible for the installation of a new head box and forming section on the paper making machine included in the Paper Assets, to increase the width to 104 inches.  On or before December 31, 2014, Seller shall issue any applicable purchase orders with respect to the equipment necessary for the installation of such new head box and forming section, and thereafter, Seller shall work diligently to complete the installation of such new head box and forming section within a reasonable period of time.  Seller shall be responsible for the costs of installing such new head box and forming section.

Section 6.9                                    Confidentiality.  For a period beginning on the Closing Date and ending three (3) years after the termination of the Supply Agreement, Seller, its Subsidiaries and controlled Affiliates will treat and hold as confidential all information concerning the Purchased Assets and the U.S. Business and refrain from disclosing such information to any third party (and will instruct their respective directors, employees, representatives and other agents who have had access to such information to keep it confidential), unless such information is (i) now or hereafter disclosed, through no breach of this Section 6.9 by Seller, its Subsidiaries or controlled Affiliates or any of their respective directors, employees, representatives or other agents, in a manner making it available to the general public, (ii) required to be disclosed by applicable Law or the rules of any stock exchange on which the securities of Seller or its Affiliates may be listed, (iii) disclosed to any court or other Governmental Authority in connection with any dispute between Purchaser and Seller with respect to the transactions contemplated hereby, or (iv) disclosed to directors, employees, representatives and other agents of Seller, its Subsidiaries or controlled Affiliates who Seller determines need to know such information.

Section 6.10                             Non-Competition, Non Solicitation and Non-Disparagement.

(a)                                 For a period commencing on the Closing Date and ending on (i) the date that is two (2) years following the date of termination of the Supply Agreement, in the event that the Supply Agreement is terminated on or prior to the eighteenth (18th) anniversary of the Closing Date, (ii) the twentieth (20th) anniversary of the Closing Date, in the event that the Supply Agreement is terminated after the eighteenth (18th) anniversary of the Closing Date and on or prior to the twentieth (20th) anniversary of the Closing Date, or (iii) the date of termination of the Supply Agreement, in the event that the Supply Agreement has not been terminated as of the twentieth (20th) anniversary of the Closing Date, (such period, the “Restricted Period”), except as provided in the Supply Agreement, Seller shall not, and shall not permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly, (x) engage in or assist others in engaging in the Restricted Business in the Territory; (y) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (z) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Orchids US or any of its Affiliates and customers or suppliers of Orchids US and its Affiliates. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person.

(b)                                 During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly, hire or solicit any employee of Orchids US or any of its Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 6.10(b) shall prevent Seller or any of its Subsidiaries or controlled Affiliates from hiring (i) any employee whose employment has been terminated by Orchids US or its Affiliates or (ii) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by such employee.

(c)                                  During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Orchids US and its Affiliates in the Territory or

potential clients or customers of Orchids US and its Affiliates in the Territory for purposes of diverting their business or services from Orchids US and its Affiliates.

(d)                                 Seller acknowledges that a breach or threatened breach of this Section 6.10 would give rise to irreparable harm to Purchaser, Orchids US, and their respective Affiliates, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or any of its Subsidiaries or controlled Affiliates of any such obligations, Purchaser and Orchids US shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).  Notwithstanding the foregoing, if by the terms of a final, non-appealable Governmental Order equitable relief for a breach of this Section 6.10 is determined to be not available due to Mexican or other foreign Law, then upon the determination of a breach of this Section 6.10 under such final, non-appealable Governmental Order, Seller shall within ten (10) Business Days of the date of such final, non-appealable Governmental Order, pay to Purchaser or Orchids US liquidated damages in the sum of US$100,000,000 in cash by wire transfer of immediately available funds.

(e)                                  During the Restricted Period, no member of Seller’s senior management team, acting in his or her capacity as such, shall make any communication, whether orally, in writing or in any other form whatsoever, to a third party that such member of Seller’s senior management team knows, or reasonably should know, will disparage Orchids US and its Affiliates, or their respective businesses or products.

(f)                                   Seller acknowledges that the restrictions contained in this Section 6.10 are reasonable and necessary to protect the legitimate interests of Purchaser and Orchids US and constitute a material inducement to Purchaser and Orchids US to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g)                                  Notwithstanding anything to the contrary in this Agreement, if a Change of Control of Orchids US occurs during the first five (5) years following the Closing Date without the prior written consent of Seller, Seller’s obligations under Section 6.10(a)-(f) shall terminate on the effective date of termination of the Supply Agreement if the Supply Agreement is terminated on or before the date that is two (2) years after the effective date of such Change of Control; provided, however, that if the Supply Agreement continues to be in be in effect following the date that is two (2) years after the effective date of such Change of Control,

Seller’s obligations under Section 6.10(a)-(f) shall continue to apply.  For the purposes of this Section 6.10, a “Change of Control” of Orchids US shall mean any of the following: (i) a change in ownership of Orchids US through a transaction or series of transactions, such that any person or entity is or becomes the beneficial owner, directly or indirectly, of securities of Orchids US representing fifty percent (50%) or more of the combined voting power of Orchids US’s outstanding securities then having the right to vote at elections of directors; (ii) a sale of all or substantially all of the assets of Orchids US; (iii) the consummation of a merger or consolidation of Orchids US with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of Orchids US outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Orchids US or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date on which individuals who, as of the date hereof, constitute the entire Board of Directors (the “Board”) of Orchids US (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes of this provision, deemed to be an Incumbent Director.

Section 6.11                             Discharge of Excluded Liabilities.  Seller covenants and agrees that it and its Affiliates will pay and discharge, and hold Purchaser, Orchids US, and their respective Affiliates harmless from, each and every liability and obligation of Seller, including all liabilities in respect of the Purchased Assets arising from events occurring on or prior to the Closing Date.

Section 6.12                             Cooperation with Respect to U.S. Customers.  Following the Closing, the parties hereto shall use their commercially reasonable efforts to cooperate with respect to the fulfillment of open customer purchase orders acquired by Purchaser pursuant to this Agreement and the collection of payments from U.S. Customers on such open customer purchase orders.  Seller shall promptly deliver to Orchids US any purchase orders received by Seller or its Affiliates from after the Closing from customers located in the Territory.

Section 6.13                             SEC Financial Statements and Auditor’s Consents.

(a)                                 As soon as practicable after the date hereof, and in no event later than forty-five (45) days following the Closing Date, Seller shall:

(i)                                     cause to be prepared and provide to Purchaser, audited consolidated (A) balance sheets for the U.S. Business at December 31, 2013, (B) related statements of earnings, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income (in each case with accompanying footnotes) of the U.S. Business for the fiscal year ended December 31, 2013, accompanied by the report thereon by Deloitte (any such balance sheets, statements of earnings, cash flows, stockholders’ equity, comprehensive income, and opinions, collectively, the “U.S. Business Audited Financial Statements”);

(ii)                                  request that Deloitte deliver an unqualified opinion with respect to the U.S. Business Audited Financial Statements and provide to Deloitte customary consent letters as are requested by Deloitte in connection with delivering such opinion;

(iii)                               enter into engagement letters with Deloitte as reasonably requested by Deloitte;

(iv)                              cause to be prepared and deliver to Purchaser and Orchids US a consolidated unaudited balance sheet of the U.S. Business as of March 31, 2014, and a statement of earnings of the U.S. Business for the three months ended March 31, 2014, in each case reviewed by Deloitte (the “U.S. Business Unaudited Financial Statements” and with the U.S. Business Audited Financial Statements, the “SEC Financial Statements”)); and

(v)                                 cause to be prepared and provide to Purchaser and Orchids US any other financial and other pertinent information regarding the U.S. Business as may be reasonably requested by Purchaser or Orchids US, as determined by Purchaser and Orchids US in their good faith determination, including all financial statements and financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for Orchids US to comply with its financial reporting obligations as established by the SEC (including pursuant to Form 8-K and any pro-forma financial information) in connection with the transactions contemplated hereunder.

(b)                                 The SEC Financial Statements shall be prepared in the manner required by the SEC.

Section 6.14                             Standstill.  Unless approved in advance in writing by the board of directors of Orchids US, Seller agrees that neither it nor any of its Representatives acting on behalf of or in concert with Seller (or any of its Affiliates or Representatives) will, during the Restricted Period, directly or indirectly: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, more than 14.99% of the issued or outstanding securities of Orchids US; (ii) offer to enter into, directly or indirectly, any merger or business combination involving Orchids US or to purchase, directly or indirectly, a material portion of the property or assets of Orchids US; (iii) directly or indirectly “solicit” or participate or join with any person in the solicitation of any “proxies” (as such is defined in the Securities Act of 1933 or in Canadian securities laws, as applicable) to vote, or seek to advise or to influence any person with respect to the voting of, any voting securities of Orchids US; (iv) otherwise act alone or in concert with others to seek to control or to influence the management, the board of directors or policies of Orchids US; (v) make any private or public disclosure of any consideration, intention, plan or arrangement inconsistent with any of the forgoing; (vi) advise, assist or act jointly or in concert with any person in connection with any of the forgoing; or (vii) take any action that might require Orchids US to make a public announcement regarding any of the matters addressed in this sentence. Seller further agrees that it will not, without the written consent of the board of directors of Orchids US: (x) request Orchids US or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 6.14 (including this sentence) or (y) take any action which might require Orchids US to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 6.14.

ARTICLE VII.
COVENANTS OF PURCHASER AND ORCHIDS US

Section 7.1                                    Board of Directors.  Within thirty (30) days following the Closing Date, Orchids US shall use its reasonable best efforts to nominate one (1) person, who shall be Mario Armando Garcia Franco or such other person designated by Seller who is reasonably acceptable to Orchids US (such person, the “Seller Designee”), for election as a member of the board of directors of Orchids US. Thereafter, through the earlier of (i) the date of termination or expiration of the Supply Agreement or (ii) such time that Seller and its Affiliates, collectively, beneficially own less than five percent (5%) of the number of shares of Orchids Common Stock that are outstanding as of the closing of the NYSE:MKT exchange on the Closing Date, Orchids US shall use its reasonable best efforts to maintain as a member of the board of directors of Orchids US the Seller Designee, including, in the event that the Seller Designee resigns or is removed from the board of directors of Orchids US for any reason, the prompt nomination of a replacement Seller Designee designated by Seller and reasonably acceptable to Orchids US.

ARTICLE VIII.
JOINT COVENANTS

Section 8.1                                    Support of Transaction.  Purchaser and Seller, and their respective Affiliates, shall (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents and approvals required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Purchaser, Seller, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement, and (c) take such other actions as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.  Notwithstanding the foregoing, in no event shall either party or any of its Affiliates be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents or approvals required in order to consummate the transactions contemplated by this Agreement pursuant to the terms of any Contract to which Seller or any of its Affiliates is a party.

Section 8.2                                    Tax Matters.

(a)                                 Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets attributable to periods (or portions thereof) ending on or prior to the Closing Date.  Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets attributable to periods (or portions thereof) beginning after the Closing Date.  For purposes of this Section 8.2(a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date.

(b)                                 Notwithstanding Section 8.2(a), any Tax (including a sales Tax, use Tax, or gains Tax, but excluding any income Taxes) directly attributable to the sale or transfer of the Purchased Assets shall be paid by the party primarily responsible for such Tax under applicable Law when due.  Purchaser and Seller agree to use commercially reasonable efforts to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

(c)                                  Seller or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of Section 8.2(a).  Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS

Section 9.1                                    Conditions to Obligations of Purchaser and the Seller.  The obligations of Purchaser and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

(a)                                 all necessary permits, approvals, clearances and consents of or filings with any Governmental Authorities shall have been obtained or made; and

(b)                                 there shall not be in force any Governmental Order or Law restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

Section 9.2                                    Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

(a)                                 each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the Closing Date, as if made anew on and as of such date (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct on and as of such earlier date), except for, in each case, any inaccuracy or omission that would not have a Material Adverse Effect (provided that the representations and warranties set forth in Section 4.1 (Organization of Seller), Section 4.2 (Due Authorization) and Section 4.13 (Brokers’ Fees) shall be true and correct in all but de minimis respects as of the Closing Date, as if made anew on and as of such date);

(b)                                 each of the covenants and agreements of Seller to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)                                  since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d)                                 Seller shall have delivered to Purchaser a certificate, signed by an officer of Seller, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied;

(e)                                  Seller shall have obtained and delivered to Purchaser any third party consents or approvals necessary for the assignment of the Purchased Customer Contracts to Purchaser;

(f)                                   Seller shall have delivered to Purchaser the SEC Financial Statements;

(g)                                  Seller shall, and shall cause its Affiliates to, terminate any and all supply agreements entered into by Seller or any of its Affiliates with respect to the U.S. Business, and neither Seller nor any of its Affiliates shall be a party to any agreement obligating Seller, any of its Affiliates, or any third party to supply tissue paper products in the Territory, other than the Supply Agreement; and

(h)                                 Seller shall have terminated all Liens on the Purchased Assets.

Section 9.3                                    Conditions to the Obligations of Seller.  The obligation of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller:

(a)                                 each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made anew on and as of such date (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct on and as of such earlier date);

(b)                                 each of the covenants and agreements of Purchaser to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)                                  Purchaser shall have delivered to Seller a certificate signed by an officer of Purchaser, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied;

(d)                                 Purchaser and Orchids US shall have formed a subsidiary in Mexico (“Orchids Mexico”) to which Purchaser’s rights, interests and obligations under this Agreement shall be assigned at or prior to the Closing, and

(e)                                  Orchids US shall have contributed to Purchaser an amount of duly authorized and validly issued, fully paid and nonassessable shares of Orchids Common Stock equal to the Stock Consideration.

ARTICLE X.
INDEMNIFICATION

Section 10.1                             Survival of Representations, Warranties and Covenants.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.13, 4.19, 5.1, 5.2, 5.3 and 5.6 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely and the representations and warranties in Section 4.12 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 10.2                             Indemnification by Seller.  Subject to the other terms and conditions of this Article X, Seller shall indemnify and defend Purchaser and its Affiliates, and their respective Representatives, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 10.3                             Indemnification by Purchaser.  Subject to the other terms and conditions of this Article X, Purchaser shall indemnify and defend Seller and its Affiliates, and their respective Representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.

Section 10.4                             Certain Limitations.  The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a)                                 Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 10.2(a) until the aggregate amount of all Damages in respect of indemnification under Section 10.2(a) exceeds US$100,000 (the “Basket Amount”), in which event Seller shall be required to pay or be liable for all such Damages from the first dollar.  The aggregate amount of all Damages for which Seller shall be liable pursuant to Section 10.2(a) shall not exceed US$3,670,000 (the “Cap”).

(b)                                 Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 10.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) exceeds the Basket Amount, in which event Purchaser shall be required to pay or be liable for all such Damages from the first dollar. The aggregate amount of all Damages for which Purchaser shall be liable pursuant to Section 10.3(a) shall not exceed the Cap.

(c)                                  Notwithstanding the foregoing, the limitations set forth in Section 10.4(a) and Section 10.4(b) shall not apply to Damages based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or a breach of the representations and warranties in Section 4.12.

Section 10.5                             Indemnification Claim Procedures.  The party making a claim under this Article X is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damage that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Purchaser or its Affiliates, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.9) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims.  Any Action by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.6                             Payments.

(a)                                 Payments by Seller.  Where Seller is the Indemnifying Party, Damages indemnifiable hereunder shall first be indemnified from the Escrow Amount. Once an indemnifiable Damage is agreed to by such Indemnifying Party or finally adjudicated to be payable by Seller pursuant to this Article X, such Damage shall first be satisfied from the then remaining Escrow Amount pursuant to the terms of the Escrow Agreement by the transfer from the Escrow Agent to Purchaser of a number of shares of Orchids Common Stock held in the Escrow Amount equal to (i) the amount of such Damage (ii) divided by the closing trading price per share of Orchids Common Stock as reported by the NYSE:MKT stock exchange on the date that such Damage is agreed to by the Indemnifying Party or finally adjudicated to be payable to Seller.  To the extent that such indemnifiable Damage exceeds the Escrow Amount remaining as of such date, such Indemnifying Party shall satisfy its obligations with respect to any such excess Damages within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)                                 Payments by Purchaser.  Where Purchaser is the Indemnifying Party, once an indemnifiable Damage is agreed to by such Indemnifying Party or finally adjudicated to be payable by Purchaser pursuant to this Article X, such Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 10.7                             Transfer of Remaining Indemnification Escrow Amount.  To the extent that any remaining Indemnification Escrow Amount is held by the Escrow Agent pursuant to the Escrow Agreement as of Indemnification Escrow Termination Date, such remaining Indemnification Escrow Amount held in the Indemnification Escrow Account, less the number of shares of Orchids Common Stock equal to (i) the aggregate amount of all Third Party Claims and Direct Claims timely delivered by Purchaser that remain open as of the Indemnification Escrow Termination Date, (ii) divided by the closing trading price per share of Orchids Common Stock as reported by the NYSE:MKT stock exchange on the Indemnification Escrow Termination Date (the “Remaining Indemnification Escrow Amount”), shall promptly be transferred by the Escrow Agent from the Indemnification Escrow Account to the Termination Fee Escrow Account (as defined in the Supply Agreement) held by the Escrow Agent pursuant to the terms of the Supply Agreement and thereafter released in accordance with the terms of the Supply Agreement and the Escrow Agreement.

Section 10.8                             Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 9.2 or Section 9.3, as the case may be.

Section 10.9                             Exclusive Remedy. Subject to Section 6.5, Section 6.10 and Section 12.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.9 shall limit (i) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct, or (ii) any Person’s right to seek an obtain any remedies available under any of the Ancillary Agreements.

ARTICLE XI.
TERMINATION/EFFECTIVENESS

Section 11.1                             Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned, at any time prior to the Closing:

(a)                                 by mutual written consent of Seller and Purchaser.

(b)                                 by written notice to Seller from Purchaser if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Seller of notice from Purchaser of such breach, but only as long as Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, (ii) the Closing has not occurred on or before June 30, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection (ii) shall not be available if Purchaser is in material default or breach of this Agreement or if Purchaser’s failure to fulfill in all material respects any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order (other than a temporary restraining order of a court of competent jurisdiction); or

(c)                                  by written notice to Purchaser from Seller if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Purchaser of notice from Seller of such breach, but only as long as Purchaser continues to use its reasonable best efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this subsection (ii) shall not be available if Seller is in material default or breach of this Agreement or if Seller’s failure to fulfill in all material respects any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order (other than a temporary restraining order of a court of competent jurisdiction).

Section 11.2                             Effect of Termination.  Except as otherwise set forth in this Section 11.2, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives, other than liability of Seller or Purchaser, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination.  Notwithstanding the foregoing, the provisions of this Section 11.2 and Article XII (collectively, the “Surviving Provisions”), the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII.
MISCELLANEOUS

Section 12.1                             Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Seller and Purchaser.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 12.2                             Notices.  All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be deemed to have been given (i) when delivered in person, (ii) five (5) days after posting in registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally or internationally recognized overnight delivery service, (iv) on the date of delivery if delivered by facsimile or email and electronically confirmed before 5:00 p.m. (local time) on any business day, or (v) on the next business day if delivered by facsimile or email and electronically confirmed either after 5:00 p.m. (local time) or on a non-business day, addressed as follows:

(a)                                 If to Purchaser or Orchids US, to:

Orchids Paper Products Company

4826 Hunt Street

Pryor, Oklahoma 74361

Attention:  Jeffrey Schoen

Fax:  (918) 824-4660

Email:   jsschoen@orchidspaper.com

with a copy (which shall not constitute notice) to:

Polsinelli PC

161 N. Clark Street, Suite 4200

Chicago, Illinois  60601

Attn:  Donald Figliulo

Fax:  (312) 893-2164

Email:  dfigliulo@polsinelli.com

(b)                                 If to Seller, to:

Fabrica de Papel San Francisco, S.A. de C.V.

Km. 5.5 Blvd Lopez Mateos CP 21360

Mexicali, Baja California, Mèxico

Attention:  Mario Garcia Franco

Fax:  52-686-841-8300

Email:  mario.garcia@papelsanfrancisco.com

with copies (which shall not constitute notice) to:

EC Legal

Ejèrcito Nacional 7695-C, CP 32663

Ciudad Juàrez, Chihuahua, Mèxico

Attention:  Carlos Enrìquez Terrazas

Fax:  52-656-618-2391

Email:  cenriquez@eclegal.com

or to such other address or addresses as the parties hereto may from time to time designate in writing.

Section 12.3                             Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Purchaser shall have the right to assign this Agreement and its rights, interests and obligations hereunder to any of its Subsidiaries without such prior written consent.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.4                             Rights of Third Parties.  Except with respect to the rights, benefits and/or remedies conferred upon the Purchaser Indemnitees and the Seller Indemnitees pursuant to Article X, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, and for the avoidance of doubt, Purchaser and Seller acknowledge that Orchids US is an intended beneficiary with respect to the covenants of Seller set forth in Article VI.

Section 12.5                             Expenses.  Except as otherwise expressly set forth herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, including all fees of its legal counsel, financial advisers and accountants.

Section 12.6                             Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.7                             Jurisdiction; Waiver of Jury Trial.

(a)                                 Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the courts of the Borough of Manhattan in the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.7.

(b)                                 EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, SUCH PARTY HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, LITIGATION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 12.8                             Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or as a PDF or similar attachment to an electronic communication shall have the same effect as delivery of a manually executed counterpart to this Agreement.

Section 12.9                             Schedules and Exhibits.  The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  Any disclosure made by a party in the Schedules with reference to any Section hereof or other Schedule hereto shall be deemed to be a disclosure with respect to all other Sections or Schedules to which such disclosure may apply.  Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.  No disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 12.10                      Entire Agreement.  This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and that certain Mutual Confidentiality Agreement, dated September 7, 2010, as amended, by and between Orchids US and Seller (the “Confidentiality Agreement”) constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between any of the parties hereto except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 12.11                      Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and Seller, which approval shall not be unreasonably withheld by any party.  Notwithstanding the foregoing, Purchaser and Seller shall be entitled to make such public disclosure as may be required by applicable Law (including the rules of any securities exchange upon which its securities may be listed).

Section 12.12                      Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13                      Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed and delivered as of the date first above written.

ORCHIDS MEXICO (DE) HOLDINGS, LLC

By:	/s/ Keith R. Schroeder
Name:	Keith R. Schroeder
Title:	Manager

ORCHIDS PAPER PRODUCTS COMPANY

By:	/s/ Jeffrey S. Schoen
Name:	Jeffrey S. Schoen
Title:	CEO

FABRICA DE PAPEL SAN FRANCISCO, S.A. DE C.V.

By:	/s/ Mario Garcia Franco
Name:	Mario Garcia Franco
Title:	CEO

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

FORM OF SUPPLY AGREEMENT

EXHIBIT B

FORM OF EQUIPMENT LEASE AGREEMENT